Exhibit 10.25

MORTGAGE SERVICES AGREEMENT

dated as of              , 2004

by and among

GE MORTGAGE SERVICES, LLC,

GENERAL ELECTRIC MORTGAGE
HOLDINGS LLC,

GE MORTGAGE CONTRACT SERVICES INC.

and

GENWORTH FINANCIAL, INC.

i

ii

SCHEDULES AND EXHIBITS

Schedule A	GEMH Services
Schedule B	Scheduled Loans
Schedule C-1	Fully Dedicated Transition Employees
Schedule C-2	Partially Allocated Transition Employees
Schedule D	Cost Allocation

Exhibit A	Form of Loan Purchase Agreement

iii

THIS MORTGAGE SERVICES AGREEMENT, dated as of           , 2004, is made by and among GE MORTGAGE SERVICES, LLC, a North Carolina limited liability company (“Mortgage Services”), GENERAL ELECTRIC MORTGAGE HOLDINGS LLC, a North Carolina limited liability company (“GEMH”), GE MORTGAGE CONTRACT SERVICES INC., a Delaware corporation (“Contract Services”) and GENWORTH FINANCIAL, INC., a Delaware corporation (“Genworth”, and together with Mortgage Services, GEMH and Contract Services, the “Parties”).

RECITALS

WHEREAS, Affiliates of the Parties, General Electric Company (“General Electric”), General Electric Capital Corporation (“GE Capital”), GEI, Inc. (“GEI”), GE Financial Assurance Holdings, Inc. (“GEFAHI”), GNA Corporation (“GNA”) and Genworth entered into that certain Master Agreement, dated as of           , 2004 (the “Master Agreement”);

WHEREAS, pursuant to the terms of the Master Agreement, General Electric, GE Capital, GEI, GNA, GEMH and Genworth entered into that certain Transitional Services Agreement dated as of           , 2004;

WHEREAS, GE Capital Mortgage Services, Inc., a predecessor in interest to Mortgage Services, and General Electric Mortgage Insurance Corporation (“GEMICO”) entered into that certain Service Agreement dated as of January 1, 2001 (the “Existing Servicing Agreement”);

WHEREAS, Mortgage Services and GEMICO entered into that certain Shared Services Agreement dated as of January 1, 2002 (the “Existing Shared Services Agreement”);

WHEREAS, Mortgage Services and GEMICO desire to terminate the Existing Servicing Agreement and the Existing Shared Services Agreement;

WHEREAS, pursuant to the terms of the Master Agreement, it is contemplated that GEMH will provide, or cause to provide, certain services to Mortgage Services and its Subsidiaries, including services previously provided by GEMICO and its Affiliates pursuant to the Existing Servicing Agreement and Existing Shared Services Agreement;

WHEREAS, Mortgage Services and GEMICO entered into that certain Lease Agreement (the “Lease Agreement”), effective as of October 1, 2002, with respect to approximately 1,100 square feet of office space located at 6601 Six Forks Road, Raleigh, North Carolina  27615 (the “Leased Premises”);

WHEREAS, Mortgage Services and GEMICO desire to terminate the Lease Agreement and Mortgage Services desires to continue to use the Leased Premises on the terms set forth herein;

WHEREAS, GE Capital Residential Connection Corporation and Mortgage Services entered into that certain Indemnification Agreement dated as of May 1, 2003 (as assigned to Contract Services effective as of January 1, 2004, the “Indemnification Agreement”);

WHEREAS, Mortgage Services and Contract Services desire to terminate the Indemnification Agreement and Mortgage Services desires for Contract Services to indemnify Mortgage Entities with respect to any and all Liabilities incurred by Mortgage Services with respect to the Scheduled Loans (as defined below);

WHEREAS, Contract Services has requested that, from time to time, Mortgage Services purchase certain New Loans and the related Loan Assets (as defined below) and Mortgage Services has agreed to (i) make such purchases on the terms and conditions set forth herein and (ii) account for such New Loans and related Loan Assets on its financial statements; and

WHEREAS, Mortgage Services desires that Genworth guarantee the obligations of Contract Services under this Agreement and Genworth has agreed to provide such guaranty;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                 Certain Defined Terms.

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means Affiliate as defined in the Master Agreement; provided however, that for the purposes of this Agreement the Closing Date as used in such definition shall be deemed to have occurred.

“Agreement” means this Mortgage Services Agreement, including all schedules and exhibits hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bona Fide Offer” means, with respect to any Held Loan, a written offer made by any Person, other than Mortgage Services, Contract Services or any of their respective Affiliates, in good faith to purchase such Held Loan, coupled with evidence reasonably satisfactory to Contract Services that (i) the offeror has the present financial ability to pay the offered price or has available financing to enable it to pay the offered price and (ii) the offered price is consistent with the sale price Mortgage Services would seek to obtain for a loan of substantially similar type held by Mortgage Services for its own account.

“Credit Enhancement” means any (i) security deposit, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, repurchase agreement, agreement of indemnity, guarantee or postponement agreement, (iv) recourse agreement, (v) security agreement, (vi) all property and assets of whatever nature, including personal property, whether tangible or intangible, and claims, rights and choses in action, (vii) certificate representing shares or the right to purchase capital of or interests in, any Person, or (viii) bond or debenture, or (ix) any and all insurance policies (including mortgage and title insurance), in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Loan by an obligor thereunder.

“Deficiency Amount” means, with respect to any Loan, in the event that the amount set forth in clause (ii) below is less than the amount set forth in clause (i) below, an amount that equals the absolute value of the difference between (i) the amount paid by Mortgage Services as purchase price with respect to such Loan minus the amount of all payments of principal received by Mortgage Services with respect to such Loan and (ii) the Disposition Purchase Price.

“Disposition Purchase Price” means, with respect to any Loan, the amount of proceeds (with respect to principal payable under such Loan) received by Mortgage Services from the disposition of such Loan and the related Loan REO (including pursuant to Sections 6.06 and 6.07) after the date hereof.

“Employee Matters Agreement” means that certain Employee Matters Agreement dated as of the date of the Master Agreement by and among General Electric, GEFAHI, GEI and Genworth.

“Employment Costs” means costs and expenses described in Section 4.02(b)(i) and 4.02(d)(i).

“Environmental Law” means any domestic or foreign, federal, state or local statute, rule, regulation or ordinance pertaining to the protection of human health and safety or the environment, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), all as now or hereafter amended or supplemented, and the regulations promulgated pursuant thereto, and judicial interpretations thereof, as well as common law rights of action under theories of nuisance, trespass and strict liability.

“Fair Market Value” means, with respect to any Loan, the fair market value of such Loan determined, by Contract Services, on the basis that such Loan is sold on an arm’s length basis between a willing seller and a willing buyer.

“Finance Laws” means the U.S.A. Patriot Act, the Truth in Lending Act, Laws prohibiting deceptive, misleading and unfair acts and practices, the Gramm-Leach-Bliley Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Consumer Credit Protection Act, the Right to Financial Privacy Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Federal

Trade Commission Act, the Fair Debt Collection Practices Act and other state or federal Laws regulating lending and all rules and regulations promulgated pursuant to any of the foregoing.

“GEMH Parties” means, collectively, GEMH, Contract Services and Genworth.

“GE Services” means any and all services provided by General Electric and its Affiliates to Mortgage Entities prior to the date hereof through the corporate functions of General Electric, including tax, treasury, capital markets, legal, finance and information technology services but excluding any services provided by GEMH or its Affiliates to Mortgage Entities at any time prior to the date hereof after General Electric has terminated the provision of such services to Mortgage Entities.

“Held Loan” means any Loan that has not been sold, transferred or assigned by Mortgage Services to any Person (other than another Mortgage Entity).

“Information Systems” means computing telecommunications or other digital operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.  When referenced in connection with GEMH Services, Information Systems shall mean the Information Systems accessed and/or used in connection with the GEMH Services.

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications and statutory invention registrations, including divisions, continuations, continuations-in-part, substitute application of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions, (ii) copyrights and mask work rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, (v) trade secrets, (vi) intellectual property rights arising from or in respect of Technology, and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vi) above.

“Lender” means with respect to a Loan, a lender under such Loan.

“Liens” means any title defect, conflicting or adverse claim of ownership, mortgage, security interest, lien, pledge, claim, right of first refusal, option, charge, covenant, restriction, reservation, lease, order, decree, judgment, stipulation, settlement, attachment, restriction, objection or any other encumbrance of any nature whatsoever, whether or not perfected.

“Loans” means, collectively, Scheduled Loans and New Loans.

“Loan Agreement” means with respect to any Loan, any agreement or instrument evidencing the obligations of an obligor with respect to such Loan, including any loan agreement or note, and all amendments, addenda, riders and modifications thereto and thereof.

“Loan Assets” means with respect to any Loan, (i) any agreement or instrument evidencing the obligation of an obligor with respect to such Loan, including any loan agreement, note or other evidence of indebtedness of an obligor, any and all amendments, addenda, riders and modifications thereto and thereof and any and all documents executed in connection therewith (including (A) any and all mortgages, deeds of trust and other instruments or agreements including any and all amendments, addenda, riders, modifications thereto and thereof, in each case of this clause (i)(A) securing the obligations of the obligor under such Loan, and (B) any and all assignments of the instruments and agreements set forth in clause (i)(A) above, notices of transfer and equivalent instruments), (ii) any and all Credit Enhancements related to such Loan, (iii) any and all rights, interest and title of the applicable Lender with respect to such Loan including any and all rights to service such Loan and any and all other rights, benefits and proceeds arising from or in connection with such Loan, and (iv) any and all correspondence and documents of Contract Services and its Affiliates to the extent related to such Loan and other books and records, documents and agreements related to such Loan that the applicable Lender and Mortgage Services agree, pursuant to the applicable Loan Purchase Agreement, are to be sold, transferred and assigned to Mortgage Services pursuant to such Loan Purchase Agreement.

“Loan Closing” means the consummation of the sale and purchase transactions contemplated by Sections 6.03(a)(i), 6.04 and 6.05.

“Loan Closing Date” means the date on which the applicable Loan Closing occurs.

“Loan File” means, with respect to any Loan, any agreements, instruments, documents and correspondence described in clauses (i), (ii) and (iv) of the definition of the Loan Assets.

“Loan Purchase Agreement” means  (i) with respect to any New Loan, an industry standard purchase and sale agreement between Mortgage Services and the applicable Lender substantially in the form of Exhibit A and otherwise in form and substance reasonably satisfactory to Mortgage Services and (ii) with respect to any Scheduled Loan, a purchase and sale agreement entered into by Mortgage Services and the applicable Lender with respect to the sale by such Lender and the purchase by Mortgage Services of such Scheduled Loan.

“Loan Purchase Price” means, with respect to a New Loan, the purchase price agreed upon by Mortgage Services and the applicable Lender.

“Loan REO” means any Mortgaged Property that Mortgage Services has acquired as a result of a foreclosure in connection with the applicable Loan.

“Loan Schedule” means a written schedule delivered from time to time by Contract Services to Mortgage Services setting forth all of the New Loans which Contract Services wishes to present to Mortgage Services for purchase pursuant to the terms of this

Agreement on a Loan Closing Date, which schedule sets forth the following information for each Loan: name of obligor, name of Lender, account number and the outstanding principal balance as of the most recent reporting period.

“Mortgage Entities” means Mortgage Services and its Subsidiaries.

“Mortgaged Property” means any real property that secures the obligations of the obligor under a Loan.

“Mortgage Servicing Rights” means assets designated as Mortgage Servicing Rights on the books and records of Mortgage Entities.

“MS Services” means the services provided by Mortgage Services pursuant to Section 2.03.

“MS Servicing Costs” means costs and expenses incurred by Mortgage Services in the ordinary course of business in connection with the management and servicing of the Held Loans pursuant to Section 2.03, (i) including fees and other costs payable by Mortgage Services pursuant to the Wells Fargo Agreement or any other similar subservicing agreement in connection with such Held Loans but (ii) excluding in all events any out-of-pocket costs and expenses (other than the Loan Purchase Price and the purchase price paid by Mortgage Services with respect to Scheduled Loans and any and all interest expenses incurred by Mortgage Services in connection with the funding of any Loan) incurred by Mortgage Services in connection with the acquisition or disposition of any Loan (including any loan boarding costs payable by Mortgage Services pursuant to the Wells Fargo Agreement or any other subservicing agreement, attorney costs and expenses, custodian fees, recording and filing fees and other costs and expenses customarily incurred in connection with an acquisition or disposition of residential mortgage loans).

“Net Amount” means, as of any date, an amount equal to the difference between (i) the sum of:  (A) the aggregate Loan Purchase Price of the applicable Purchased Loans, (B) the aggregate purchase price paid by Mortgage Services with respect to the Scheduled Loans held by Mortgage Services as of such date and (C) the aggregate purchase price paid by Mortgage Services with respect to the REOs held by Mortgage Services as of such date minus (ii) the aggregate amount of principal payments received by Mortgage Services as of such date with respect to the Loans set forth in clauses (i)(A) and (i)(B).

“New Loan” means any one- to four-family residential mortgage loan that has been underwritten by an Affiliate of GEMH.  For the avoidance of doubt, “New Loan” shall exclude any and all Scheduled Loans.

“Permitted Lien” means (i) any Lien for taxes not yet due and payable, (ii) any mechanic’s or materialmen’s lien, which an obligor under a Loan is required to remove and (iii) any other Lien on the obligor’s interest in any Mortgaged Property which is specifically permitted in accordance with the terms of the related Loan Agreement or other documents, agreements or instruments that constitute Loan Assets and which does not materially affect the value of the Mortgaged Property subject to such Lien.

“Purchased Loan” means any New Loan purchased by Mortgage Services as required by this Agreement that has not been sold, transferred or assigned by Mortgage Services to GEMH or any other Person (other than another Mortgage Entity).

“Representative(s)” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, financing source, attorney, investment banker or other representative of such Person.

“REO Agreement” means that certain Agreement for the Purchase and Sale of Property, dated as of October 3, 1994, among GE Capital Asset Management Corporation (“GECAMC”), GEMICO, GE Residential Mortgage Insurance Corporation of North Carolina, General Electric Mortgage Corporation of North Carolina and Verex Assurance, Inc., as assigned by GECAMC to Mortgage Services pursuant to that certain Assignment, Assumption and Recognition Agreement dated as of May 1, 1995 and as modified by that certain Corrective – Restated Amendment to the Purchase and Sale of Property dated as of September 11, 1998.

“REO” means any Property (as defined in the REO Agreement) purchased by Mortgage Services pursuant to the REO Agreement.

“Scheduled Loans” means loans set forth on Schedule B.

“Service Termination Date” shall have the meaning specified in Schedule A hereto, in respect of any GEMH Service, or such earlier date as provided hereunder.

“Software” means the object and source code versions of computer programs and any associated documentation therefore.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Transition Employees” means, collectively, the Fully Dedicated Transition Employees and Partially Allocated Transition Employees.

“Underwriting/Insurance Agreement” means an agreement or an insurance policy entered into between an Affiliate of GEMH and a Lender pursuant to which such Affiliate of GEMH has an option to purchase a Loan from the Lender upon occurrence of certain events specified in such agreement or insurance policy.

“Virus” shall mean any computer instructions (i) that adversely affect the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; and/or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

“WARN Act” means the Workers Adjustment and Retraining Notification Act and any state and local “plant closing” or “mass layoff” law.

“Wells Fargo” means Wells Fargo Home Mortgage, Inc.

“Wells Fargo Agreement” shall mean that certain Subservicing Agreement, dated September 30, 2000, by and between Wells Fargo and GE Capital Mortgage Services, Inc., presently known as Mortgage Services, as such Subservicing Agreement may be amended, restated and otherwise modified from time to time in accordance with the terms thereof.

“Wells Fargo Proceeds” means, with respect to any Liability, any proceeds payable by Wells Fargo to Mortgage Services pursuant to Section 7.2 of the Wells Fargo Agreement with respect to such Liability.

SECTION 1.02.                 Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section
Affiliate	Master Agreement
Bona Fide Purchase Price	Section 6.06
Breaching Party	Section 10.01(a)
Business Day	Master Agreement
Claims	Section 6.03(a)(ii)
Closing	Master Agreement
Closing Date	Master Agreement
Facilities Fee	Section 4.01(b)
Force Majeure	Master Agreement
Fully Dedicated Transition Employee	Section 2.02
GE	Recitals
GE Capital	Recitals
GE Confidential Information	Master Agreement
GEFAHI	Recitals
GEI	Recitals
GEMH Indemnified Party	Section 8.01(a)
GEMH Manager	Section 12.01
GEMH Services	Section 2.01(a)
GEMH Substitute Service	Section 2.01(a)
General Electric	Recitals
Genworth	Preamble
Genworth Confidential Information	Master Agreement
Governmental Approval	Master Agreement
Guaranteed Obligations	Section 11.01
Guaranty	Section 11.01
Indemnification Agreement	Recitals
Indemnified Party	Master Agreement

Term	Section
Indemnifying Party	Master Agreement
Indemnity Payment	Master Agreement
Identified Costs	Section 4.01(b)
Law	Master Agreement
Leased Premises	Recitals
Liabilities	Master Agreement
Loan Closing Documents	Section 6.05(b)
Master Agreement	Recitals
Mortgage Services Indemnified Party	Section 8.01(b)
Mortgage Services Manager	Section 12.02
MS Standard	Section 5.01(b)
Non-Breaching Party	Section 10.01(a)
Operating Plan	Schedule A
Partially Allocated Transition Employee	Section 2.02
Parties	Preamble
Person	Master Agreement
Service Charges	Section 4.01(b)
Standard for Services	Section 5.01(a)
Subsidiary	Master Agreement
Tax Returns	Master Agreement
Term	Section 10.01(a)
Transactions	Master Agreement
Trigger Date	Master Agreement

ARTICLE II

SERVICES AND TERMS

SECTION 2.01.                 GEMH Services; Scope

(a)                                  During the period commencing on the date hereof and ending on the relevant Service Termination Date, subject to the terms and conditions set forth in this Agreement, GEMH shall provide or cause to be provided to Mortgage Entities all services provided to any and all Mortgage Entities by GEMH and/or its Affiliates prior to the date hereof, including the services listed in Schedule A hereto (the “GEMH Service(s)”).  The “GEMH Services” also shall include (1) any services to be provided or cause to be provided by GEMH to Mortgage Entities as agreed pursuant to Sections 2.02, 2.04, 3.02 and 12.05(a) and (2) any GEMH Substitute Service; provided, however, that (i) except as set forth in Section 2.04(b), the scope of each GEMH Service shall be substantially the same as the scope of such service provided by GEMH and its Affiliates to Mortgage Services, the predecessor of Mortgage Services or any other Mortgage Entity, as applicable, on the last day prior to the date hereof and that such service was provided by GEMH and its Affiliates to Mortgage Services, the predecessor of Mortgage Services or any other Mortgage Entity, as applicable, in the ordinary course, (ii) the use of each GEMH Service by Mortgage Entities shall include use of such GEMH Service contractors by Mortgage Services and/or of any other Mortgage Entity in substantially the same manner as used by the contractors of Mortgage Services, predecessor of Mortgage Services and other Mortgage Entities, as applicable, prior to the date hereof (including use by Wells Fargo pursuant to the Wells Fargo Agreement).  The preceding sentence shall not be deemed to restrict or otherwise limit the volume or quantity of the GEMH Services.  If, for any reason, GEMH is unable to provide, or cause to be provided, any GEMH Service to any Mortgage Entity pursuant to the terms of this Agreement, GEMH shall provide or cause to be provided to Mortgage Entities a substantially equivalent service (a “GEMH Substitute Service”) at or below the cost for the substituted GEMH Service and otherwise in accordance with the terms of this Agreement, including, the Standard for Services.

(b)                                 The GEMH Services shall include such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by GEMH to its Subsidiaries that receive such services.  If Mortgage Services requests that GEMH provide a custom modification in connection with any GEMH Service, Mortgage Services shall be responsible for the cost of such custom modification, and to the extent such custom modification constitutes Software, and such Software and all Intellectual Property therein is owned by Mortgage Services, GEMH hereby assigns such Software and all Intellectual Property therein to Mortgage Services and Mortgage Services hereby grants GEMH a perpetual, worldwide, fully paid up, irrevocable, transferable, royalty-free, non-exclusive license, with the right to sublicense, to use and modify such Software.  The GEMH Services shall include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by GEMH that are not specifically described in this Agreement as a part of the GEMH Services, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, the GEMH Services or are otherwise necessary for GEMH to provide, or Mortgage Entities to receive, the GEMH Services.

(c)                                  For the avoidance of doubt, GEMH shall have no liability for any variance between the actual results of operations of Mortgage Services and the estimated results of operations set forth in the Operating Plan, unless and to the extent such variance is due to the gross negligence or willful misconduct of GEMH.

(d)                                 Notwithstanding any provision to the contrary in this Agreement, GEMH shall not be obligated to provide any of the GE Services.

(e)                                  During the Term, GEMH and Mortgage Services shall cooperate with one another and use their good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of GEMH Services.

SECTION 2.02.                 Transition Employees Services.  GEMH agrees that during the Term it shall provide, or cause to be provided, to Mortgage Entities the services of (a) employees of Affiliates of GEMH set forth on Schedule C-1, or any employees with equivalent or greater skills who replace such employees in the positions set forth on Schedule C-1, in each case on a full-time basis (each such employee who performs GEMH Services on a full-time basis, a “Fully Dedicated Transition Employee”) and (b) employees of Affiliates of GEMH set forth on Schedule C-2, or any employees with equivalent or greater skills who replace such employees in the positions set forth on Schedule C-2, in each case on a part-time basis as set forth on Schedule C-2 (each such employee who performs GEMH Services on a part-time basis as set forth on Schedule C-2, a “Partially Allocated Employee”).

SECTION 2.03.                 Management of Held Loans.

(a)                                  During the Term, Mortgage Services shall manage and service the Held Loans in accordance with the MS Standard.  For the avoidance of doubt, such management and servicing shall include restructuring, modification and disposition of the Held Loans and the related Loan Assets as well as other loss mitigation activities, such as foreclosure on the Mortgaged Property that secures the Held Loans, in each case in accordance with the MS Standard.  In managing and servicing the Held Loans, Mortgage Services shall utilize the Wells Fargo Agreement, to the extent permitted by the terms thereof, or a substantially similar subservicing agreement.

(b)                                 Mortgage Services shall maintain all licenses and other authorizations, in each case issued by a Governmental Authority, necessary to manage the Held Loans (including its status as an approved Fannie Mae/Freddie Mac seller/servicer).

SECTION 2.04.                 Reporting; Transition; MSR Sale.

(a)                                  During the Term, GEMH shall provide, or cause to be provided, the following support, which support shall be in addition to the GEMH Services described in Schedule A:

(i)                                     GEMH shall provide, or cause to be provided, current and reasonably available historical data related to the GEMH Services and predecessor services thereto as reasonably required by Mortgage Services in a manner and within a time period as mutually agreed upon by the parties; and

(ii)                                  GEMH shall make reasonably available to Mortgage Entities the employees and contractors of GEMH and its Affiliates whose assistance, expertise or presence is necessary to (A) assist the transition team of Mortgage Services in establishing a fully functioning stand-alone environment and the timely assumption by Mortgage Services, or by a supplier to Mortgage Services, of the GEMH Services and (B) facilitate the implementation of the Operating Plan.

(b)                                 During the Term, upon request by Mortgage Services, GEMH shall provide, or cause to be provided, assistance, expertise or presence necessary to assist Mortgage Services in the sale of Mortgage Servicing Rights, which assistance, expertise or presence shall be in addition to GEMH Services described in Schedule A; provided, however, that such services shall be provided to the extent that provision of such services shall not impose undue burden on the operations of GEMH and its Affiliates.  Mortgage Services shall pay for all incremental direct costs and expenses incurred by GEMH and its Affiliates in connection with the provision of such services, which costs and expenses would not have been otherwise incurred as a result of the provision by GEMH and its Affiliates of other GEMH Services; provided that such costs and expenses have been authorized in writing in advance by the Mortgage Services Manager (or another authorized representative of Mortgage Services or its Affiliates).  Notwithstanding the foregoing, GEMH shall have no obligation to provide the above mentioned services to the extent that Mortgage Services fails to authorize costs and expenses necessary for GEMH and its Affiliates to incur in order to provide such services.  Notwithstanding the foregoing, this Section 2.04(b) shall not be applicable to the sale of any servicing rights pursuant to Section 6.07.

SECTION 2.05.                 Performance and Receipt of Services.

(a)                                  Security.  Each of Mortgage Services and GEMH shall at all times comply with its own then in-force security guidelines and policies applicable to the performance, access and/or use of the GEMH Services and Information Systems.

(b)                                 No Viruses.  Each of Mortgage Services and GEMH shall take commercially reasonable measures to ensure that no Viruses or similar items are coded or introduced into the GEMH Services or the Information Systems of Mortgage Services, GEMH or any of their respective Affiliates.  If a Virus is found to have been introduced into the GEMH Services or any Information Systems of any Party or its Affiliates, Mortgage Services and GEMH shall use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of such Virus.

(c)                                  Reasonable Care.  Each of Mortgage Services and GEMH shall exercise reasonable care in providing and receiving the GEMH Services and the MS Services to (i) prevent access to the Information Systems by unauthorized Persons and (ii) not damage, disrupt or interrupt the GEMH Services, the MS Services or Information Systems of any Party.

ARTICLE III

OTHER ARRANGEMENTS

SECTION 3.01.                 Computer-Based Resources.

(a)                                  Prior to the Trigger Date, Mortgage Entities shall continue to have access to the Information Systems of GEMH and its Subsidiaries.  On and after the Trigger Date, Mortgage Entities shall not have any right to access all or any part of the Information Systems of GEMH or any of its Subsidiaries, except to the extent necessary for any Mortgage Entity to receive the GEMH Services or implement the Operating Plan (in addition and not in limitation of Section 2.05, subject to Mortgage Services complying with all reasonable security measures implemented by GEMH as deemed necessary by GEMH to protect its Information Systems and the Information Systems of its Subsidiaries, provided, that Mortgage Entities have had a commercially reasonable period of time to comply with such security measures).

(b)                                 Prior to the Trigger Date, GEMH and its Subsidiaries shall continue to have access to the Information Systems of the Mortgage Entities.  On and after the Trigger Date neither GEMH nor its Subsidiaries shall have any right to access all or any part of the Information Systems of Mortgage Entities, except to the extent necessary for GEMH and its Subsidiaries to perform the GEMH Services (in addition and not in limitation of Section 2.05, subject to GEMH and its Subsidiaries complying with all reasonable security measures implemented by the applicable Mortgage Entity as deemed necessary by Mortgage Entities to protest their respective Information Systems; provided, that GEMH and its Subsidiaries have had a commercially reasonable period of time to comply with such security measures).

(c)                                  In addition but not in limitation of Section 12.06, notwithstanding the foregoing, Mortgage Services and GEMH acknowledge and agree that any information received by Mortgage Services, GEMH or any of their respective Subsidiaries through the access by such Party or by any of its Subsidiaries shall not be used by such Party and such Party shall cause its Subsidiaries not to use such information, for purposes other than provisions of GEMH Services hereunder, in case of GEMH and its Subsidiaries, and receipt of the GEMH Services and provision of MS Services, in case of Mortgage Entities.

SECTION 3.02.                 Access; Leased Premises.

(a)                                  Mortgage Services will allow GEMH and its Representatives reasonable access to the facilities of Mortgage Services necessary for the performance by GEMH and its Representatives of the GEMH Services and for GEMH to fulfill its obligations under this Agreement.

(b)                                 GEMH will allow Mortgage Services and its Representatives reasonable access to the facilities of GEMH necessary for Mortgage Services to fulfill its obligations under this Agreement, to implement the Operating Plan and to transition GEMH Services to Mortgage Entities or to a supplier designated by Mortgage Services.

(c)                                  During the Term, GEMH shall allow, and shall cause to allow, Mortgage Entities and its Representatives to access and use the Leased Premises or equivalent premises, reasonably acceptable to Mortgage Services, in the same manner as such Leased Premises were used by Representatives of Mortgage Entities prior to the date hereof.

ARTICLE IV

COSTS AND DISBURSEMENTS; PERSONNEL COSTS; PAYMENTS

SECTION 4.01.                 Costs and Disbursements.

(a)                                  Subject to Section 4.02, all ordinary costs and expenses incurred by Mortgage Services in connection with performance of its obligations under this Agreement (including personnel costs and expenses with respect to Mortgage Services’ employees, any amounts payable directly or indirectly by Mortgage Services to General Electric or its Affiliates with respect to GE Services and the MS Servicing Costs) shall be payable by Mortgage Services and GEMH shall have no Liability to Mortgage Services with respect to such costs and expenses.

(b)                                 Mortgage Services shall reimburse GEMH for:

(i)                                     all reasonable costs and expenses incurred by GEMH in connection with GEMH Services actually provided pursuant to this Agreement and that can be identified as incurred for the sole benefit of Mortgage Entities or allocated by GEMH to Mortgage Entities consistent with the basis on which such costs were allocated by GEMH and its Affiliates immediately prior to the date hereof as reflected on Schedule D (“Identified Costs”); provided, however, that (A) any out-of-pocket costs and expenses in the aggregate in excess of $10,000 per any calendar month or in excess of $5,000 per provider per any calendar month shall only be payable by Mortgage Services, if such Identified Costs have been authorized in writing by the Mortgage Services Manager (or another authorized representative of Mortgage Services or its Affiliates) prior to having been incurred by GEMH, (B) Mortgage Services receives from GEMH reasonably detailed data and other documentation sufficient to support the calculation of amounts due to GEMH as a result of Identified Costs and (C) Identified Costs shall not include (x) any costs or expenses described in Section 4.02, which shall be payable pursuant to Section 4.02, (y) any costs or expenses incurred by GEMH or any of its Subsidiaries in connection with providing Mortgage Entities access and use of facilities described in Section 3.02 and (z) any costs or expenses incurred by GEMH or any of its Subsidiaries in connection with providing GEMH Services set forth in paragraph (j) of Schedule A; and

(ii)                                  $10,000 per annum (payable in quarterly installments as set forth in Section 4.04) with respect to access and use by Mortgage Entities and their respective Representatives of facilities described in Section 3.02 and provision by GEMH and its Subsidiaries of GEMH Services set forth in paragraph (j) of Schedule A (“Facilities Fee”, and together with Identified Costs, the “Service Charges”).

SECTION 4.02.                 Personnel Costs; Right to Hire; Severance.

(a)                                  Mortgage Services shall pay all actual personnel costs and expenses incurred by Mortgage Services with respect to its employees providing services under this Agreement.  All severance and employee costs, if any, related to the termination of any Mortgage Services employees (including any amounts payable pursuant to the WARN Act) will be paid entirely by Mortgage Services.  Mortgage Services will be responsible for any and all costs and expenses associated with the transfer of Mortgage Services employees to any Mortgage Services’ Affiliates, including for any wind down/shut down costs and expenses associated with a wind down or shut down of one or more of Mortgage Services’ facilities.

(b)                                 Subject to Article IX of the Employee Matters Agreement:

(i)                                     During the Term, Mortgage Services will reimburse GEMH for all compensation and benefit costs and expenses incurred by GEMH and its Affiliates for all Fully Dedicated Transition Employees who are providing GEMH Services on full time basis.  For the avoidance of doubt, at any one time, Mortgage Services shall not be liable for such costs and expenses for more than six (6) persons who hold positions set forth on Schedule C-1.

(ii)                                  Mortgage Services will have the right to hire Fully Dedicated Transition Employees at the Trigger Date, provided that such Fully Dedicated Transition Employees continue to provide GEMH Services to the extent necessary through the expiration of this Agreement consistent with GEMH Services provided prior to the Trigger Date.

(iii)                               To the extent that Mortgage Services does not offer employment to such Fully Dedicated Transition Employees effective as of the Trigger Date, then GEMH and its Affiliates will retain such Fully Dedicated Transition Employees to continue to provide GEMH Services to Mortgage Services to the extent necessary through the earlier of the expiration or termination of this Agreement.  GEMH will make a decision on or prior to the earlier of the expiration or termination of this Agreement as to whether GEMH or any of its Affiliates wants to offer such Fully Dedicated Transition Employees continued employment with GEMH or any of its Affiliates.

(iv)                              If neither GEMH, Mortgage Services nor any of their respective Affiliates offers employment to such Fully Dedicated Transition Employees which is comparable to the terms of their employment immediately prior to the end of the Term, Mortgage Services will reimburse GEMH for all severance and employee costs, if any, related to the termination of such Fully Dedicated Transition Employees.  For the avoidance of doubt, Mortgage Services shall not be liable for such costs and expenses for more than six (6) persons who hold positions set forth on Schedule C-1.  If such comparable employment is offered by either GEMH, Mortgage Services or any of their respective Affiliates and is declined by such employees, the employee would not be entitled to any severance benefits.  For purposes of this Section 4.02(b), “comparable” shall be as defined in the applicable employee benefit plan of GEMH with respect to severance benefits.

(c)                                  Neither GEMH nor any of its Affiliates shall terminate employment of any Transition Employee who is 60% or more allocated to Mortgage Entities or provision of GEMH Services without prior written consent of Mortgage Services.

(d)                                 (i)                                     During the Term, Mortgage Services will reimburse GEMH for (A) the pro-rata portion of compensation and benefit costs and expenses incurred by GEMH and its Affiliates for the Partially Allocated Transition Employees who are less than 100% allocated to Mortgage Services based on actual hours worked by such Partially Allocated Transition Employees providing GEMH Services and (B) an amount of $500,000 per annum with respect to management oversight of employees of GEMH’s Affiliates providing GEMH Services hereunder, allocated on pro-rata basis based on the number of calendar days GEMH Services were actually provided.

(ii)                                  At the earlier of the expiration or termination of this Agreement, Mortgage Services will pay to GEMH an amount of $641,700 and Mortgage Services shall not be responsible for any severance costs with respect to any Partially Allocated Transition Employee.

(e)                                  During the Term, Mortgage Services shall be responsible for all costs and expenses incurred by GEMH, Mortgage Services and their respective Affiliates in connection with any retention program instituted with respect to any Transition Employee; provided that any such retention program has been authorized in writing by the Mortgage Services Manager (or another authorized representative of Mortgage Services or its Affiliates).

SECTION 4.03.                 Loan Acquisition and Disposition Costs.  Subject to receipt by Contract Services of reasonably detailed data and other documentation sufficient to support the calculation of amounts due to Mortgage Services, Contract Services shall promptly upon receipt of an invoice from Mortgage Services (but in no event later than within seventy-five (75) days of the date of such invoice) reimburse Mortgage Services for all out-of-pocket costs and expenses incurred by Mortgage Services in connection with an acquisition of any Loan and/or a disposition of any Loan by Mortgage Services.  For the avoidance of doubt, such out-of-pocket costs and expenses (i) shall not include the Loan Purchase Price, any purchase price paid by

Mortgage Services with respect to any Scheduled Loan, any interest expense incurred by Mortgage Services in connection with the funding of Loans or any MS Servicing Costs but (ii) shall include loan boarding fees payable by Mortgage Services pursuant to the Wells Fargo Agreement or any other subservicing agreement pursuant to which such Loan is serviced, attorneys’ fees and expenses, custodian fees, recording and filing fees and other fees and expenses customarily incurred in connection with an acquisition or disposition of residential mortgage loans.  If Contract Services fails to pay any amount payable pursuant to this Section 4.03 (excluding any amount contested in good faith) by the date specified above, Contract Services shall be obligated to pay to Mortgage Services, in addition to the amount due, interest on such amount at the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable Law, from the date the payment was due through the date of payment.  Any and all disputes with respect to this Section 4.03 shall be resolved pursuant to Section 9.02.

SECTION 4.04.                 Payments of Service Charges and Employment Costs.

(a)                                  Subject to Section 4.04(iii):

(i)                                     all Service Charges and Employment Costs shall be invoiced by GEMH on a quarterly basis in arrears.

(ii)                                  Together with each invoice submitted to Mortgage Services for payment pursuant to this Section 4.04(a), GEMH shall provide Mortgage Services with reasonably detailed data and documentation sufficient to support the calculation of any amount due to GEMH under this Agreement for the purposes of verifying the accuracy of such calculations.

(iii)                               The parties acknowledge and agree that in the event GEMH does not provide, or cause to be provided, GEMH Services specified in Section 3.02 and paragraph (j) of Schedule A during the entire calendar quarter, the amount of the Facilities Fee payable with respect to such quarterly period shall be pro-rated such that Mortgage Services shall pay the portion of a quarterly payment that is allocable to the number of days in such calendar quarter during which such GEMH Services were actually provided.

(b)                                 (i)                                     Prior to the Trigger Date, Mortgage Services and GEMH shall arrange for the payment of all Service Charges and Employment Costs through the GE Internal Billing System (“IBS”).  Mortgage Services shall have the right to dispute any Service Charges and Employment Costs settled through the IBS during any calendar quarter by delivering written notice of such dispute, setting forth in reasonable detail the basis therefor, to GEMH within, and no later than, 60 days after the end of such quarter.  If the Parties do not promptly resolve such dispute, the dispute shall be resolved pursuant to Section 9.02.

(ii)                                  From and after Trigger Date, Mortgage Services shall pay the amount of any invoice submitted to Mortgage Services by GEMH pursuant to Section 4.04(a) in U.S. dollars within seventy-five (75) days of the date of such invoice.  If Mortgage Services fails to pay such amount (excluding any amount contested in good faith) by such date, Mortgage Services shall be obligated to pay to GEMH, in addition to the amount due, interest on such amount at the lesser of (i) the three (3) month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable Law, from the date the payment was due through the date of payment.  If Mortgage Services disputes GEMH’s calculation of any amount due to GEMH, then the dispute shall be resolved pursuant to Section 9.02.

ARTICLE V

STANDARDS; COMPLIANCE WITH LAWS

SECTION 5.01.                 Standards.

(a)                                  GEMH agrees to perform, and cause to perform, the GEMH Services such that the nature, quality, standard of care and the service levels at which such GEMH Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of GEMH during the most recent service period prior to the date hereof in which such services were performed by or on behalf of GEMH in the ordinary course (the “Standard for Services”).

(b)                                 Mortgage Services agrees to manage and service and, to cause to manage and service the Held Loans, such that the nature, quality, standard of care and service levels at which Mortgage Services manages and services such Held Loans are no less than the nature, quality, standard of care and service levels at which Mortgage Services manages and services other loans of similar type held by Mortgage Services for its own account (the “MS Standard”).

SECTION 5.02.                 Compliance with Laws.  Each of GEMH and Mortgage Services shall comply, and shall cause to comply, with all applicable Laws (including all Finance Laws) when providing or receiving the GEMH Services, managing or servicing the Loans (in case of Mortgage Services) and when performing other obligations under this Agreement.

ARTICLE VI

PURCHASE OF NEW LOANS AND SALE OF LOANS AND LOAN ASSETS

SECTION 6.01.                 Loan Schedule.  Contract Services shall, from time to time during the Term, provide to Mortgage Services a Loan Schedule setting forth all of the New Loans that Contract Services desires for Mortgage Services to purchase.

SECTION 6.02.                 Loan Purchase Agreement.

(a)                                  On or prior to the date Contract Services delivers a Loan Schedule to Mortgage Services, Contract Services shall designate, or cause to be designated, Mortgage Services as a designee for the purchase of New Loans and related Loan Assets under the applicable Underwriting/Insurance Agreement.

(b)                                 Mortgage Services shall use its commercially reasonable efforts to enter into a Loan Purchase Agreement.  Contract Services shall use its commercially reasonable efforts to assist Mortgage Services in the negotiations of such Loan Purchase Agreement, pursuant to which the Lender agrees to sell, transfer and assign to Mortgage Services the applicable New Loans and the related Loan Assets and Mortgage Services agrees to purchase and accept such Loans and the related Loan Assets on the terms and conditions set forth therein.  The Loan Purchase Agreement shall include (i) representations and warranties, in form and substance reasonably satisfactory to Mortgage Services, to the effect that the applicable New Loan and related Loan Assets comply with and do not violate applicable Laws (including Finance Laws) and (ii) an obligation on the part of the applicable Lender to repurchase the applicable New Loan from Mortgage Services in the event that the Lender, inter alia, has breached the representation and warranty described in clause (i) above with respect to such New Loan and the related Loan Assets.

SECTION 6.03.                 Agreement to Sell and Purchase the New Loans; Assignment of Claims.

(a)                                  (i)                                     Subject to the terms and provisions of this Agreement, Mortgage Services agrees to purchase and accept on a Loan Closing Date from a Lender, the New Loans and the related Loan Assets set forth on the applicable Loan Schedule and with respect to which the conditions set forth in Section 6.05 have been satisfied or waived by Mortgage Services in accordance therewith; provided that the applicable Lender sells, transfers and assigns to Mortgage Services such Loans and the related Loan Assets free and clear of all Liens.

(ii)                                  Mortgage Services agrees that upon request of Contract Services on or prior to the applicable Loan Closing Date, Mortgage Services shall assign, on the Loan Closing Date, its rights and claims pursuant to the applicable Loan Agreement (the “Claims”), if any, against any Person other than any Mortgage Entity, Contract Services or any of their respective Affiliates, solely with respect to any event, occurrence or circumstance that gave rise to the exercise by Contract Services of its option to purchase the applicable Loan from the applicable Lender; provided, however, (A) for the avoidance of doubt, the Claims shall not include any rights, title or interest of any Person in any document, agreement, instrument or property that secures the obligations of the borrower or any guarantor with respect to the Loan or evidences such security; and (B) Mortgage Services shall not be required to assign any Claims, the assignment of which to Contract Services, in the reasonable judgment of Mortgage Services, would violate any applicable Law (including any Finance Law); (C) during the period that any such Loan is a Held Loan, (1) Contract Services shall comply with all applicable Laws (including Finance Laws) in enforcing or pursuing any of its Claims against the applicable Person, (2) in the event Mortgage Services determines that Contract Services actions or omissions, with respect to any Claim including enforcement and exercise thereof do not comply with or violate any applicable Law (including any Finance Law), upon notice from Mortgage Services, Contract Services shall cease and desist, or cause to cease and desist, such action or undertake such action as necessary to comply with applicable Law, (3) Contract Services shall not undertake any foreclosure action with respect to any borrower or guarantor under such Loan or Loan Assets; (4) Contract Services shall not enforce or pursue any of its Claims to any detriment of any Mortgage Entity or any of its Affiliates, and (5) such Claims shall not be transferred or assigned by Contract Services to any Person; and (D) in additional but not in limitation of Section 8.04, Contract Services shall indemnify, defend and hold harmless Mortgage Services Indemnified Parties from and against any and all Liabilities incurred or suffered by any Mortgage Services Indemnified Party relating to, arising out of, or resulting from the assignment of the Claims to Contract Services and any action or omission of Contract Services or any of its Representatives, including in connection with enforcement and/or exercise of any such assigned Claims.

(iii)                               Contract Services acknowledges that Mortgage Services would be irreparably harmed by any breach of Section 6.03(a)(ii) and that there would be no adequate remedy at law or in damages to compensate Mortgage Services for any such breach.  Contract Services agrees that Mortgage Services shall be entitled to seek injunctive relief requiring specific performance by Contract Services of its obligations under Section 6.03(a)(ii).

(b)                                 Notwithstanding any provision of Section 6.03(a) to the contrary, Mortgage Services shall have no obligation pursuant to this Agreement to purchase:

(i)                                     at a Loan Closing, any New Loan or any Loan Assets other than the New Loans set forth on the applicable Loan Schedule and the Loan Assets related to such New Loans, in all cases with respect to which the conditions set forth in Section 6.05 have been satisfied or waived by Mortgage Services in accordance therewith.

(ii)                                  any New Loan or any related Loan Asset, which New Loan or Loan Asset in the reasonable judgment of Mortgage Services does not comply with or violates applicable Law (including any Finance Law);

(iii)                               any New Loan or any related Loan Asset if, after giving effect to such purchase, Mortgage Services would hold Held Loans and REOs with respect to which the Net Amount exceeds $100,000,000;

(iv)                              any loan other than the New Loans; and

(v)                                 any New Loan or any related Loan Assets in the event Mortgage Services and the applicable Lender are unable to enter into the Loan Purchase Agreement within 90 Business Days of receipt by Mortgage Services of the applicable Loan Schedule (or such other period as the parties thereto may mutually agree).

(c)                                  Contract Services hereby acknowledges and agrees that any and all amounts payable by any Person (other than Mortgage Services) with respect to, in connection with or pursuant to the New Loans and the related Loan Assets acquired by Mortgage Services pursuant to this Agreement (other than amounts payable with respect to the Claims assigned to Contract Services pursuant to Section 6.03(a)(ii)) with respect to any period after the applicable Loan Closing and any and all disposition proceeds with respect to such New Loans and the related Loan Assets shall be the property of Mortgage Services.

(d)                                 All amounts which are received by Contract Services or any of its Affiliates in respect of the New Loans and the related Loan Assets (other than with respect to any amounts received with respect to the Claims assigned to Contract Services pursuant to Section 6.03(a)(ii)) acquired pursuant to this Agreement from and after the applicable Loan Closing which are properly allocable to periods after the applicable Loan Closing shall be received by such Person as agent, in trust for and on behalf of Mortgage Services, and following the applicable Loan Closing, on a weekly basis, Contract Services shall transfer, or cause to be transferred, by wire transfer of immediately available funds, and remit (or cause to be remitted) to Mortgage Services all such amounts received by or paid to Contract Services or any of its Affiliates as of such date and shall provide Mortgage Services information as to the nature and source of such payments, including any invoice related thereto.

SECTION 6.04.                 Loan Purchase Price.  On the Loan Closing Date, Mortgage Services shall pay to the Lender the aggregate amount of the Loan Purchase Price set forth in the Loan Purchase Agreement with respect to the New Loans being purchased at such Loan Closing.

SECTION 6.05.                 Conditions Precedent.  With respect to any Loan Closing, the obligations of Mortgage Services under Sections 6.03 and 6.04 shall be subject to the satisfaction or waiver in writing by Mortgage Services, on or prior to such Loan Closing of the following conditions:

(a)                                  The obligations of Contract Services required to be performed by it at or prior to a Loan Closing pursuant to the terms of this Article VI shall have been duly performed and complied with and all representations and warranties of Contract Services under this Agreement and all representations and warranties of the Lender under the Loan Purchase Agreement shall be true and correct as of the applicable Loan Closing Date with the same force and effect as though such representations and warranties had been made as of such date.

(b)                                 Mortgage Services shall have received, all of the following documents and instruments (the “Loan Closing Documents”), duly executed by all signatories other than Mortgage Services as required pursuant to the respective terms thereof:

(i)                                     Loan Schedule;

(ii)                                  Loan Purchase Agreement; and

(iii)                               Loan File.

SECTION 6.06.                 Right of First Refusal.  If at any time during the Term, Mortgage Services presents to Contract Services a Bone Fide Offer with respect to any Loan or Loan REO, Contract Services may, by written notice to Mortgage Services within five (5) Business Days of receipt of such Bona-Fide Offer, elect to purchase such Loan or Loan REO, as the case may be at the purchase price offered by the offeror of such Bona Fide Offer (“Bona Fide Purchase Price”) and (a) upon receipt of the amount equal to the Bone Fide Purchase Price, Mortgage Services shall sell, transfer and assign to Contract Services or its designee (i) such Loan and the related Loan Assets or Loan REO, as the case may be, on “AS-IS, WHERE IS” basis without any representations or warranties (except for a representation and warranty that such Loans and the related Loan Assets or Loan REO, as applicable, are being sold, transferred and assigned free and clear of Liens that have been created by Mortgage Entities (other than the Permitted Liens)) and (ii) any and all rights of Mortgage Services under the applicable Loan Purchase Agreement to the extent such rights are assignable and (b) Contract Services or its designee shall (i) purchase and accept such Loans and the related Loan Assets or Loan REOs, as the case may be, and (ii) assume all Liabilities with respect to such Loans and related Loan Assets or Loan REOs, as the case may be arising from and after such sale, transfer and assignment.

SECTION 6.07.                 Repurchase of Loans.  Upon expiration or early termination of this Agreement or of Article VI pursuant to Section 10.01, (a) subject to receipt of the payment set forth in clause (b)(iii) below, Mortgage Services shall sell, transfer and assign, or shall cause its Subsidiaries to sell, transfer and assign to Contract Services or its designee, (i) any and all Held Loans and the related Loan Assets and Loan REOs, on “AS-IS, WHERE IS” basis without any representations or warranties (except for a representation and warranty that such Loans, related Loan Assets and Loan REOs are being sold, transferred and assigned free and clear of Liens that have been created by Mortgage Entities other than the Permitted Liens)) and (ii) any and all rights of Mortgage Services under the applicable Loan Purchase Agreement to the extent such rights are assignable and (b) Contract Services or such designee shall (i) purchase and accept such Loans, related Loan Assets and Loan REOs, (ii) assume all Liabilities with respect to such Loans, the related Loan Assets and Loan REOs arising from and after such sale, transfer and assignment and (iii) pay Mortgage Services an amount equal to the Fair Market Value of such Held Loans and Loan REOs in immediately available funds to the account designated in writing by Mortgage Services at least two Business Days prior to such sale, transfer and assignment.  For the avoidance of doubt, in connection with any sale, transfer or assignment of any Loan or Loan REOs, pursuant to this Section 6.07, Mortgage Services shall sell, transfer and assign any and all rights of Mortgage Services to service such Loans and Loan REOs.

SECTION 6.08.                 Transition Assistance.  Upon request of Contract Services, Mortgage Services shall provide, or cause to be provided, reasonable assistance to Contract Services to transition the management and servicing of the Loans, the related Loan Assets and Loan REOs that are being purchased by Contract Services from Mortgage Services pursuant to Sections 6.06 and 6.07; provided, however, that the provision of such assistance shall not impose undue burden on the operations of Mortgage Entities.  Contract Services shall pay for all out-of-pocket costs and expenses incurred by Mortgage Entities and its Affiliates as a result of the provision by Mortgage Entities and its Affiliates of such assistance; provided that such costs and expenses have been authorized in writing in advance by the GEMH Manager (or an authorized representative of Contract Services).  Notwithstanding the foregoing, Mortgage Services shall have no obligation to provide, or cause to be provided, the above mentioned assistance to the extent that GEMH or an authorized representative of Contract Services fails to authorize such costs and expenses necessary for Mortgage Entities and its Affiliates to incur in order to provide such assistance.

SECTION 6.09.                 Further Assurances.  In addition to the foregoing, Contract Services shall, and shall cause its Subsidiaries and designees to, whenever and as often as reasonably requested to do so by Mortgage Services, do, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and assignment to Mortgage Services contemplated hereby of the applicable Loans and the related Loan Assets and the consummation of the other transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01.                 Representations and Warranties of Mortgage Services.  Mortgage Services represents and warrants to GEMH Parties that (a) Mortgage Services has the full corporate power and authority required to enter into, execute, deliver, and fully perform under, this Agreement and that to do so will not violate or conflict with any material term or provisions of any agreement, instrument, order or decree to which it is a party or by which it is bound and (b) Mortgage Services has obtained all Governmental Approvals and consents from other Persons, if any, necessary for Mortgage Services to perform its obligations under this Agreement.

SECTION 7.02.                 Representation and Warranties of GEMH Parties.  Each GEMH Party represents and warrants to Mortgage Services that (a) such GEMH Party has the full corporate power and authority required to enter into, execute, deliver, and fully perform under, this Agreement and that to do so will not violate or conflict with any material term or provisions of any agreement, instrument, order or decree to which it is a party or by which it is bound and (b) such GEMH Party and its Affiliates (as applicable) have obtained all Governmental Approvals and consents from other Persons, if any, necessary or required for such GEMH Party or its Affiliates to perform its obligations under this Agreement.

SECTION 7.03.                 Survival.  The representations and warranties set forth in this Article VII shall survive for a period of eighteen (18) months after the date hereof.

ARTICLE VIII

INDEMNIFICATION; LIMITATION ON LIABILITY

SECTION 8.01.                 Limited Liability.

(a)                                  Notwithstanding the provisions of Section 5.01, neither GEMH nor any of its Affiliates, any of their respective directors, officers or employees, nor any of the heirs, executors, successors nor assigns of any of the foregoing (each, a “GEMH Indemnified Party”) shall have any liability in contract, tort or otherwise to any Mortgage Services Indemnified Party or its Representatives for or in connection with (i) any GEMH Services rendered or to be rendered by any GEMH Indemnified Party pursuant to this Agreement, (ii) the transactions contemplated by this Agreement or (iii) any GEMH Indemnified Party’s actions or inactions in connection with any such GEMH Services or such transactions; provided, however, that such limitation on liability shall not extend to or otherwise limit any Liabilities that have resulted directly from such GEMH Indemnified Party’s (A) gross negligence or willful misconduct, (B) improper use or disclosure of information of, or regarding, a customer or potential customer of a Mortgage Services Indemnified Party (defined below) or (C) violation of applicable Law.  Notwithstanding the foregoing, this Section 8.01(a) shall not be applicable to any indemnification obligation of GEMH and Contract Services pursuant to Section 6.03(a)(ii) and Section 8.04 and any payment obligations of any GEMH Parties pursuant to this Agreement, including pursuant to Sections 4.03, 6.03(a)(ii), 6.06, 6.07, 6.08 and Article XI.

(b)                                 Notwithstanding the provisions of Section 5.01, neither Mortgage Services nor any of its Affiliates, any of their respective directors, officers or employees, nor any of the heirs, executors, successors nor assigns of any of the foregoing (each, a “Mortgage Services Indemnified Party”) shall have any liability in contract, tort or otherwise to any GEMH Indemnified Party or its Representatives for or in connection with (i) the MS Services, (ii) the transactions contemplated by this Agreement or (iii) any Mortgage Services Indemnified Party’s actions or inactions in connection with any such MS Services or such transactions; provided, however, that such limitation on liability shall not extend to or otherwise limit any Liabilities that have resulted directly from such Mortgage Services Indemnified Party’s (A) gross negligence or willful misconduct, (B) improper use or disclosure of information of, or regarding, a customer or potential customer of a GEMH Indemnified Party or (C) violation of applicable Law.  Notwithstanding the foregoing, this Section 8.01(b) shall not be applicable to any payment obligations of Mortgage Services pursuant to this Agreement, including pursuant to Article IV.

SECTION 8.02.                 Indemnification by GEMH.  In addition and not in limitation of Section 8.04:

(a)                                  GEMH shall indemnify, defend and hold harmless each Mortgage Services Indemnified Party from and against any and all Liabilities incurred or suffered by any Mortgage Services Indemnified Party relating to, arising out of, or resulting from (i) the gross negligence or willful misconduct of a GEMH Indemnified Party in connection with the transactions contemplated by this Agreement or such GEMH Indemnified Party’s provision of the GEMH Services, (ii) the improper use or disclosure of information of, or regarding, a customer or potential customer of a Mortgage Services Indemnified Party in connection with the transactions contemplated by this Agreement or such GEMH Indemnified Party’s provision of the GEMH Services, or (iii) any violation of applicable Law by a GEMH Indemnified Party in connection with the transactions contemplated by this Agreement or such GEMH Indemnified Party’s provision of the GEMH Services.

(b)                                 GEMH shall indemnify, defend and hold harmless each Mortgage Services Indemnified Party from and against any and all Liabilities incurred or suffered by any Mortgage Services Indemnified Party relating to, arising out of, or resulting from the provision of the MS Services by Mortgage Services or any of its Subsidiaries, except for (A) any Liabilities that result from a Mortgage Services Indemnified Party’s negligence in connection with the provision of the MS Services, (B) any Liabilities that result from a Mortgage Services Indemnified Party’s breach of this Agreement or (C) any Liabilities for which Mortgage Services is required to indemnify a GEMH Indemnified Party pursuant to Section 8.03.

(c)                                  Notwithstanding the foregoing, the aggregate liability of GEMH pursuant to this Section 8.02 shall in no event exceed the aggregate amount of $10,000,000.

SECTION 8.03.                 Indemnification by Mortgage Services.

(a)                                  Mortgage Services shall indemnify, defend and hold harmless each GEMH Indemnified Party from and against any and all Liabilities incurred or suffered by any GEMH Indemnified Party relating to, arising out of, or resulting from (i) the gross negligence or willful misconduct of a Mortgage Services Indemnified Party or any of its Representatives in

connection with the transactions contemplated by this Agreement or such Mortgage Indemnified Party’s provision of the MS Services, (ii) the improper use or disclosure of information of, or regarding, a customer or potential customer of a GEMH Indemnified Party in connection with the transactions contemplated by this Agreement or such Mortgage Services Indemnified Party’s provision of the MS Services, or (iii) any violation of applicable Law by a Mortgage Services Indemnified Party in connection with the transactions contemplated by this Agreement or such Mortgage Services Indemnified Party’s provision of the MS Services.

(b)                                 Mortgage Services shall indemnify, defend and hold harmless each GEMH Indemnified Party from and against any and all Liabilities incurred or suffered by any GEMH Indemnified Party relating to, arising out of, or resulting from the provision of the GEMH Services by GEMH or any of its Subsidiaries, except for (A) any Liabilities that result from a GEMH Indemnified Party’s negligence in connection with the provision of the GEMH Services, (B) any Liabilities that result from a GEMH Indemnified Party’s breach of this Agreement or (C) any Liabilities for which GEMH is required to indemnify a Mortgage Services Indemnified Party pursuant to Section 8.02.

(c)                                  Notwithstanding the foregoing, the aggregate liability of Mortgage Services pursuant to this Section 8.03 shall in no event exceed the aggregate amount of $10,000,000.

SECTION 8.04.                 Loans and Loan Assets Indemnification.

(a)                                  Notwithstanding any provision to the contrary in this Agreement (including Section 8.01), Contract Services shall indemnify, defend and hold harmless each Mortgage Services Indemnified Party from and against any and all Liabilities incurred or suffered by any Mortgage Services Indemnified Party relating to, arising out of, or resulting from or in connection with the Loans, the Loan Assets or any Mortgaged Property (including arising out of or resulting from any noncompliance or violation of Environmental Laws of any applicable Mortgaged Property) or any matters set forth in Section 4.03 and Article VI; provided, however, that GEMH shall not have any liability under this Section 8.04 with respect to Liabilities that have resulted directly from Mortgage Services Indemnified Party’s (A) gross negligence or willful misconduct, (B) improper use or disclosure of information of, or regarding, a customer or potential customer of Mortgage Services Indemnified Party or (C) violation of applicable Law.  For the avoidance of doubt, (i) Liabilities for which Contract Services shall indemnify, defend and hold harmless pursuant to this Section 8.04 shall include (x) any and all Liabilities resulting from the failure of Mortgage Services to receive any amounts (including interest and late fees) payable with respect to any Loan and/or Loan Asset pursuant to the applicable documents, agreements and instruments that constitute Loan Assets, including failure resulting from any breach of representation or warranty or covenant made by Contract Services in this Agreement and/or by the applicable Lender in the applicable Loan Purchase Agreement, (y) the Deficiency Amount and (z) any and all Liabilities that would have been payable to Mortgage Services pursuant to the Indemnification Agreement had such Indemnification not been terminated, except to the extent Mortgage Services has previously been indemnified for such Liabilities pursuant to the Indemnification Agreement and (ii) shall exclude any and all MS Servicing Costs, the Loan Purchase Price, the amounts paid as purchase price with respect to any

Scheduled Loan and any and all interest expense incurred by Mortgage Services in connection with the funding of any of the Loans.

SECTION 8.05.                 Indemnification Procedures.

(a)                                  The matters set forth in Sections 5.6 through 5.9 of the Master Agreement shall be deemed incorporated into, and a made a part of, this Agreement.

(b)(i)                      Notwithstanding any provision to the contrary in this Agreement or in the Master Agreement, any Liability subject to indemnification or contribution pursuant to this Article VIII will be net of Wells Fargo Proceeds that actually reduce the amount of such Liability.  Accordingly, the amount which any Indemnifying Party is required to pay to any Indemnified Party will be reduced by any Wells Fargo Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives an Indemnity Payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Wells Fargo Proceeds with respect to such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Wells Fargo Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(ii)                                  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover from Wells Fargo the amounts due to such Indemnified Party pursuant to Section 7.2 of the Wells Fargo Agreement to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VIII; provided that the Indemnified Party’s inability to collect or recover any such amounts shall not limit the Indemnifying Party’s obligations hereunder.

SECTION 8.06.                 Limitation on Liability.  Notwithstanding any other provision contained in this Agreement, neither GEMH Parties, on the one hand, nor Mortgage Services, on the other hand, shall be liable to the other for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the other, including loss of profits, arising from any claim relating to breach of this Agreement or otherwise relating to any of the GEMH Services or MS Services provided hereunder.  For clarification purposes only, the Parties agree that the limitation on liability contained in this Section 8.06 shall not apply to (a) damages awarded to a third party pursuant to a third party claim for which GEMH is required to indemnify, defend and hold harmless any Mortgage Services Indemnified Party under Section 8.02, (b) damages awarded to a third party pursuant to a third party claim for which Mortgage Services is required to indemnify, defend and hold harmless any GEMH Indemnified Party under Section 8.03, (c) damages awarded to a third party pursuant to a third party claim for which Contract Services is required to indemnify, defend and hold harmless any Mortgage Services Indemnified Party under Section 8.04 or that are payable by Genworth pursuant to Article XI, (d) any and all Liabilities resulting from the failure of Mortgage Services to receive any amounts (including interest and late fees) payable with respect to any Loan and/or Loan Asset pursuant to any document, agreement or instrument that constitutes a Loan Asset, including the failure resulting from any breach of representation or warranty or covenant made by GEMH Party in this Agreement and/or by the applicable Lender in the applicable Loan Purchase Agreement and (e) any Deficiency Amount.

SECTION 8.07.                 Liability for Payment Obligations.  Nothing in this Article VIII shall be deemed to eliminate or limit, in any respect, any Party’s payment obligations as expressly set forth in this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

SECTION 9.01.                 Applicable Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

SECTION 9.02.                 Dispute Resolution.  To the extent not resolved through discussions between the GEMH Manager and the Mortgage Services Manager, any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or the calculation or allocation of the costs of any GEMH Service, shall be resolved in accordance with Article VII of the Master Agreement.

ARTICLE X

TERMINATION

SECTION 10.01.           Termination.

(a)                                  The term of this Agreement shall commence on the date hereof and, unless earlier terminated pursuant to this Section 10.01(a), expire on December 31, 2005 (the “Term”).  This Agreement shall terminate with respect to each GEMH Service on the applicable Service Termination Date or other termination date specified in this Agreement or the Schedules hereto.  In addition, (i) Mortgage Services may from time to time terminate any GEMH Service, in whole or in part, upon giving at least sixty (60) days’ (or such shorter period of time as is mutually agreed upon in writing by the parties) prior written notice to GEMH specifying which GEMH Service is being so terminated (such termination will not in any way affect the obligations of the party terminating this Agreement with respect to such GEMH Service to continue to receive all other GEMH Services not so terminated and to continue to provide such other GEMH Services as required by this Agreement); (ii) either party (the “Non-Breaching Party”) may terminate this Agreement with respect to any GEMH Service, in whole or in part, at any time upon prior written notice by the Non-Breaching Party to the other party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such GEMH Service, and such failure shall have continued without cure for a period of sixty (60) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such GEMH Service and (iii) Mortgage Services may terminate this Agreement with respect to its obligations pursuant to Section 2.03 and Article VI, in whole but not in part, at any time upon prior written notice to Contract Services if Contract Services has failed to perform any of its material obligations pursuant to Article VI or Section 8.04 or any of its other material obligations pursuant to this Agreement, in each case relating to the Loans and the related Loan Assets purchased by Mortgage Services pursuant to this Agreement and Loan REOs, and such failure shall have continued without cure for a period of sixty (60) days after receipt by Contract Services of a written notice of such failure from Mortgage Services seeking to terminate its obligations pursuant to Section 2.03 and Article VI; provided, however, that (x) no GEMH Service may be terminated pursuant to Section 10.01(a)(ii) and (y) no obligations of Mortgage Services pursuant to Section 2.03 and Article VI may be terminated pursuant to Section 10.01(a)(iii), until the parties have completed the dispute resolution process set forth in Section 7.2 of the Master Agreement.

(b)                                 In addition to and not in limitation of the rights and obligations set forth in Section 2.01(e), upon the request of Mortgage Services, (i) GEMH will, during the Term cooperate with Mortgage Services and use its good faith, commercially reasonable efforts to assist the transition of such GEMH Service to Mortgage Services (or Affiliate of Mortgage Services or such third-party vendor designated by the Mortgage Services) by the Service Termination Date for such GEMH Service and (ii) GEMH will, for a reasonable period of time after the effective date of any termination (which shall not exceed six months after the effective date of termination) of any such GEMH Service pursuant to Section 10.01(a)(ii) above, (A) at the written request of Mortgage Services, continue to provide the terminated GEMH Service (subject to the timely payment, when due and payable, by Mortgage Services of all Service Charges and Employment Costs related to such terminated GEMH Service) and (B) cooperate with Mortgage Services and use its good faith, commercially reasonable efforts to assist the transition of such GEMH Service to Mortgage Services (or Affiliate of Mortgage Services or such third-party vendor designated by Mortgage Services) as soon as reasonably practicable.  The Service Charges and Employment Costs for a terminated GEMH Service that is continuing to be provided pursuant to clause (ii)(A) of the preceding sentence shall be calculated consistent with the basis on which such Service Charges and Employment Costs were calculated prior to the termination of such GEMH Service.

SECTION 10.02.           Effect of Termination.

(a)                                  Except with respect to any GEMH Service that is continuing to be provided pursuant to Section 10.01(b)(ii)(A) above after the termination of such GEMH Service, upon termination or expiration of any GEMH Service pursuant to this Agreement, GEMH will have no further obligation to provide the terminated GEMH Service, and Mortgage Services will have no obligation to pay any future Service Charges and Employment Costs relating to any such GEMH Service (other than for GEMH Services provided in accordance with the terms of this Agreement and received by Mortgage Services prior to such termination).

(b)                                 Upon termination of this Agreement with respect to the obligations of Mortgage Services pursuant to Section 2.03 and Article VI, Mortgage Services shall have no further obligation to undertake the undertaking set forth in Section 2.03 and Article VI, except for the sale, transfer and assignment of the Loans and Loan REOs as set forth in Section 6.07.  Upon payment of the amounts set forth in Section 6.07, Contract Services shall have no further obligation under Article VI (other than the obligation pursuant Section 6.03(a)(ii)).

SECTION 10.03.           Survival.  Section 3.01 (Computer-Based Resources), Article IV (Costs and Disbursements), Section 6.03(a)(ii) (Claims), Section 6.07 (Repurchase of Loans), Article VIII (Indemnification; Limitation on Liability), Article IX (Dispute Resolution), Section 10.01(b) (Termination), Section 10.02 (Effect of Termination), this Section 10.03 (Survival), Article XI (Guaranty), and Article XII (General Provisions) shall survive the expiration or other termination of this Agreement and remain in full force and effect.

SECTION 10.04.           Business Continuity; Force Majeure.

(a)                                  GEMH shall maintain and comply with reasonable disaster recovery, crisis management and business continuity plans and procedures designed to help ensure that it can continue to provide the GEMH Services in accordance with this Agreement in the event of a disaster or other significant event that might otherwise impact its operations.  Upon the written request of Mortgage Services, GEMH shall (i) disclose to Mortgage Services GEMH’s disaster recovery, crisis management and business continuity plans and procedures applicable to a GEMH Service and (ii) permit Mortgage Services to participate in testing of such disaster recovery, crisis management and business continuity plans and procedures, in each case so that Mortgage Services may assess such plans and procedures and develop or modify its own such plans and procedures in connection with the GEMH Service as Mortgage Services reasonably deems necessary.

(b)                                 No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such party shall have exhausted the procedures described in its disaster recovery, crisis management, and business continuity plan.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (i) notify the other party of the nature and extent of any such Force Majeure condition and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.

ARTICLE XI

GUARANTY

SECTION 11.01.           Guaranty.  Genworth hereby unconditionally and irrevocably guarantees the full and prompt satisfaction, payment and performance of all liabilities and obligations of Contract Services pursuant to this Agreement, including Section 8.04, to any and all of the Mortgage Services Indemnified Parties, in each case whether such liabilities or obligations are now or hereafter existing, and any and all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Mortgage Services Indemnified Parties in enforcing any of their respective rights under this Agreement with respect to obligations of Contract Services and Genworth (including in enforcing any rights under this Article XI) (the “Guaranteed Obligations”).  The guaranty set forth in this Article XI (the “Guaranty”) is an absolute, present and continuing guaranty of payment and performance and not a guaranty of collection only and is in no way conditional or contingent upon any attempt to collect from Contract Services or any other guarantor in respect of the Guaranteed Obligations.

SECTION 11.02.           Guaranty Absolute.  Genworth guaranties that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Mortgage Services Indemnified Parties with respect thereto.  Genworth’s undertakings and obligations hereunder are a derivative of, and not in excess of the Guaranteed Obligations.  The liability of Genworth under this Guaranty shall be absolute and unconditional irrespective of:

(a)                                  any lack of validity or enforceability of any provision of this Agreement, any other agreement or instrument relating to this Agreement, or avoidance or subordination of any of the Guaranteed Obligations;

(b)                                 any change in or any other amendment or waiver of any term of, or any consent to departure from any requirement of, this Agreement (other than this Article XI);

(c)                                  any release or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guaranteed Obligations;

(d)                                 the absence of any attempt to collect any of the Guaranteed Obligations from Contract Services or from any other guarantor or any other action to enforce the same or the election of any remedy by any of Mortgage Services Indemnified Parties;

(e)                                  any waiver, consent, extension, forbearance or granting of any indulgence by any of Mortgage Services Indemnified Parties with respect to any provision of this Agreement (other than this Article XI);

(f)                                    the election by any of Mortgage Services Indemnified Parties in any proceeding under chapter 11 of Title 11 of the United States Code (together with any successor thereto, the “Bankruptcy Code”) of the application of section 1111(b)(2) of the Bankruptcy Code;

(g)                                 the disallowance, under section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Mortgage Services Indemnified Parties for payment or performance of any of the Guaranteed Obligations; or

(h)                                 any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

SECTION 11.03.           Waiver.

(a)                                  Genworth hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices with respect to any of the Guaranteed Obligations or this Article XI, (B) any requirement that any of the Mortgage Services Indemnified Parties exhaust any right or take any action against Contract Services or any other Person, (C) the filing of any claim with a court in the event of receivership or bankruptcy of Contract Services, (D) protest or notice of protest with respect to nonpayment or non-performance of all or any of the Guaranteed Obligations, and (E) all demands whatsoever (and any requirement that same be made on any Person as a condition precedent to Genworth’s obligations hereunder); and (ii) covenants and agrees that, this Guaranty will not be discharged except by complete performance of the Guaranteed Obligations and any other obligations of Genworth contained herein.

(b)                                 If, in the exercise of any of its rights and remedies, any of the Mortgage Services Indemnified Parties shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against Contract Seller or any other Person, whether because of any applicable law pertaining to “election of remedies” or similar doctrine, Genworth hereby consents to such action by such Mortgage Services Indemnified Party and waives any claim based upon such action.  Any election of remedies which results in the denial or impairment of the right of such Mortgage Services Indemnified Party to seek a deficiency judgment against Contract Services shall not impair the obligation of Genworth to pay the full amount of the Guaranteed Obligations or any other obligation of Genworth contained herein.

(c)                                  Genworth consents and agrees that the Guarantied Parties shall be under no obligation to marshall any assets in favor of the Guarantor or otherwise in connection with obtaining payment of any or all of the Guaranteed Obligations from any Person or source.

Until the indefeasible payment in full in cash and the full performance of all of the Guaranteed Obligations, Genworth waives and relinquishes any and all rights which it may acquire against Contract Services by way of subrogation, contribution or reimbursement by reason of this Guaranty or by any payment made hereunder.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01.           GEMH Manager.  Promptly after the date hereof, GEMH will designate a dedicated services account manager (the “GEMH Manager”) who will be directly responsible for coordinating and managing the delivery of the GEMH Services and will have authority to act on GEMH Party’s behalf with respect to the GEMH Services and other obligations of GEMH under this Agreement.  The GEMH Manager will work with Mortgage Services Manager to address the Mortgage Services’ issues and the Parties’ relationship under this Agreement.

SECTION 12.02.           Mortgage Services Manager; Functional Leaders.

(a)                                  Promptly after the date hereof, Mortgage Services will identify an employee of Mortgage Services or of its Affiliates (the “Mortgage Services Manager”) who will be the transition leader and have authority to act on Mortgage Services behalf with respect to the GEMH Services and obligations of Mortgage Services under this Agreement.  The Mortgage Services Manager will work with the GEMH Manager to address GEMH’s issues and the Parties’ relationship under this Agreement.

(b)                                 On or prior to June 30, 2005, Mortgage Services shall identify functional leaders who will commence the transition of GEMH Services from GEMH to Mortgage Services or a supplier designated by Mortgage Services.

SECTION 12.03.           Independent Contractors.  Each Party shall act solely as independent contractor and nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between GEMH Parties, on the one hand, and Mortgage Services, on the other.  Except as set forth in Section 4.02, all Persons employed by GEMH or any of its Affiliates in the performance of its obligations under this Agreement shall be the sole responsibility of GEMH and all Persons employed by Mortgage Services in performance of its obligations under this Agreement shall be the sole responsibility of Mortgage Services.

SECTION 12.04.           Subcontractors.  Any Party may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) GEMH shall in all cases remain liable for all its obligations under this Agreement, including with respect to the scope of the GEMH Services, the Standard for Services and the content of the GEMH Services provided to Mortgage Services and (b) Mortgage Services shall in all cases remain liable for all its obligations under this Agreement, including with respect to the scope and content of its management and servicing of the Loans and the MS Standard.  Under no circumstances shall Mortgage Services be responsible for making any payments directly to any subcontractor engaged by any GEMH Party or any GEMH Party be responsible for making any payments directly to any subcontractor engaged by Mortgage Services.

SECTION 12.05.           Additional Services; Books and Records; Mortgage Services Property.

(a)                                  If, during the Term, Mortgage Services identifies a need for additional or other services to be provided by or on behalf of GEMH, the Parties agree to negotiate in good faith to provide such requested services (provided that such services are of a type generally provided by GEMH or any of its Affiliates at such time) and the applicable service fees, payment procedures, and other rights and obligations with respect thereto.  To the extent practicable, such additional or other services shall be provided on terms substantially similar to those applicable to GEMH Services of similar types and otherwise on terms consistent with those contained in this Agreement.

(b)                                 All books, records and data maintained by GEMH for Mortgage Services with respect to the provision of a GEMH Service to Mortgage Services shall be the exclusive property of Mortgage Services.  Mortgage Services, at its sole cost and expense, shall have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to GEMH.  At the sole cost and expense of GEMH, upon termination of the provision of any GEMH Service, the relevant books, records and data relating to such terminated Service shall be delivered by GEMH to Mortgage Services in a mutually agreed upon format to the address of Mortgage Services set forth in Section 12.07 or any other mutually agreed upon location; provided, however, that GEMH shall be entitled to retain one copy of all such books, records and data relating to such terminated GEMH Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto.

Upon the termination of this Agreement, at the sole cost and expense of GEMH, GEMH shall deliver to Mortgage Services any and all other property of Mortgage Services or any other Mortgage Entity in GEMH’s possession to Mortgage Services.

SECTION 12.06.           Confidential Information.  Each Party agrees that Section 6.2 of the Master Agreement is hereby incorporated by reference into, and a made a part of, this Agreement; provided, however, that for the purposes of this Agreement (i) references in Section 6.2 of the Master Agreement to “GE Parties” shall be deemed to refer to “Mortgage Entities”, (ii) references in Section 6.2 of the Master Agreement to “Genworth” shall be deemed to refer to “GEMH Parties”, and (iii) references in Section 6.2 of the Master Agreement to “Genworth Business” shall be deemed to refer to “the business of GEMH Parties”.

SECTION 12.07.           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.07):

if to Mortgage Services:

GE Mortgage Services, LLC
6601 Six Forks Road
Raleigh, North Carolina  27615
Attention:  General Manager

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Attention:  Howard Chatzinoff, Esq.

if to GEMH Parties

General Electric Mortgage Holdings LLC
6601 Six Forks Road
Raleigh, North Carolina  27615
Attention:  President

with a copy to

General Electric Mortgage Holdings LLC
6601 Six Forks Road
Raleigh, North Carolina  27615
Attention:  General Counsel

and

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 E Byrd Street
Richmond, VA  23219-4074
Attention:  Allen C. Goolsby, Esq.

SECTION 12.08.           Taxes.

(a)                                  Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

(b)                                 Each of the parties agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s tax liability and assist such other party in minimizing its tax liability to the extent legally permissible.  GEMH invoices shall separately state the amounts of any taxes the GEMH is proposing to collect from Mortgage Services.

SECTION 12.09.           Regulatory Approval and Compliance.  Each of Mortgage Services and each GEMH Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Mortgage Services and GEMH shall, subject to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including, the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement, the GEMH Services or the MS Services.

SECTION 12.10.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 12.11.           Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

SECTION 12.12.           Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other party.  Except as provided in Article VIII with respect to GEMH Indemnified Parties and Mortgage Services Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 12.13.           Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

SECTION 12.14.           Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, Exhibit, paragraph, and Schedule are references to the Articles, Sections, Exhibits, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Unless specifically stated in the Master Agreement that a particular provision of the Master Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Master Agreement, the provision contained in this Agreement shall prevail.

SECTION 12.15.           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

SECTION 12.16.           No Right to Set-Off.  No Party shall set-off, counterclaim or otherwise withhold any amount owed by such Party to another Party on account of any obligation owed to such Party by another Party.

SECTION 12.17.           Existing Agreements.

(a)                                  The Parties acknowledge and agree that from and after the date hereof the Existing Servicing Agreement and the Existing Shared Services Agreement shall be deemed terminated and shall be of no further force and effect.

(b)                                 The Lease Agreement is hereby terminated and shall be of no further force and effect; provided, however, that the indemnification provisions set forth in Sections 6 and 7 of the Indemnification Agreement shall survive such termination.

(c)                                  The Indemnification Agreement is hereby terminated and shall be of no further force and effect.

SECTION 12.18.           Further Assurances.  Each Party agrees that upon request of another Party, at any time after the date hereof such first Party will forthwith execute and deliver to the requesting Party or its designee such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to effectuate the purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GE MORTGAGE SERVICES, LLC

By:
Name:
Title:

GENERAL ELECTRIC MORTGAGE HOLDINGS LLC

By:
Name:
Title:

GE MORTGAGE CONTRACT SERVICES INC.

By:
Name:
Title:

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

Acknowledged and agreed:
GENERAL ELECTRIC MORTGAGE
INSURANCE CORPORATION,
solely with respect to Section 12.17

By:
Name:
Title:

Schedule A

GEMH Services

GEMH Services	Service Termination Date

(a) Finance, including Accounting, Financial Planning and Analysis, Cash Management/Treasury Services	December 31, 2005

(b) Legal	December 31, 2005

(c) Information Technology and Data Processing	December 31, 2005

(d) Risk	December 31, 2005

(e) Vendor Management	December 31, 2005

(f) Quality	December 31, 2005

(g) Loss Mitigation, including restructuring of loans and foreclosure	December 31, 2005

(h) Asset Management	December 31, 2005

(i) Operating Plan.	December 31, 2005

GEMH shall use its best efforts to assist in the execution of an operating plan of Mortgage Entities (the “Operating Plan”) with respect to mortgage loan sales and purchases by Mortgage Entities.  For the avoidance of doubt, the Operating Plan shall not include any income/loss, incremental time, effort or expenses associated with the sale of Mortgage Servicing Rights.

(j) Facilities, including access to and management of facilities described in Section 3.02.	December 31, 2005

(k) Tax Services	December 31, 2004

For the avoidance of doubt, GEMH shall prepare and file, subject to prior review and approval by Mortgage Services, all Tax Returns with respect to Mortgage Entities and their respective assets required to be filed in 2004.  Mortgage Services shall prepare and file all Tax Returns with respect to Mortgage Entities and their respective assets required to be filed on or after January 1, 2005 and complete all audit examinations in process as of January 1, 2005.